Exhibit 10.45

December 13, 2021

Steve Paradiso

Email: sparadiso@yahoo.com

Phone: 978-476-6991

Dear Steve,

STRAN and Company, Inc. (Stran Promotional Solutions) is pleased to extend you an offer for the position of Chief of Staff to begin employment at a mutually agreeable time.

Position: The Chief of Staff should proactively improve corporate structure and company operations through identifying and facilitating the efficient, effective performance of the duties of senior management and executives in order to drive growth and create scalability. The Chief of Staff will provide leadership and strategic vision, implement operational, managerial, and administrative procedures, and establish reporting structures and controls within the entire organization. You will effectively communicate and foster growth among the executive team as related to all employees. This is a vital leadership role that will drive results, spur growth, and increase the overall efficiency of Stran.

Reporting: This position will directly report to the CEO and President of the company with guidance from other top executive leadership positions where applicable.

Mission:

●	Help set the strategic direction to surpass $100mm in annual sales within the next 3 years, while leading and managing the day-to-day activities of senior management in order to accomplish this vision.

●	Establish a foundational process for effectively forecasting and strategically executing and managing that growth for Stran.

●	Identify what positions need to be filled and how to change our Org chart to meet our goals.

●	Implement a new reporting and hierarchical structure that holds people accountable to pre-determined and clearly outlined expectations.

●	Recruit, hire, and onboard appropriate candidates from both outside and inside the organization.

●	Assess, monitor, coach, and train ongoing skills development for managers so that those processes can be replicated company-wide.

●	Develop benchmarks and goals that measure success and holds people accountable to deliver results.

●	Act as an ambassador of culture, strive for and engage a work environment that supports Stran’s mission and core values.

●	Lead by example by fostering professional relationships within your own network that turn into revenue generating activities for Stran.

●	Evaluate the various teams while providing reporting, meetings, interactions, and overall management to achieve desired goals and objectives.

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-33309 - www.stran.com

Day-to Day Tasks:

●	Strategy and planning

●	Recruiting and hiring

●	Training and onboarding

●	Managing and

●	Implementation of new initiatives

●	M&A – including identifying targets, analyzing synergies, and helping to close acquisitions

●	Analysis of company processes, structure, financials, and profitability.

Major activities and the % of time:

Activity	% of Time

Management / coaching / training	35%
Supporting continuous improvement of company structure, processes, and operations to maximize efficiency and effectiveness	30%
Analyzing and reporting on findings and results while implementing proper change	20%
M&A activities	15%

Performance Criteria:

●	Develop and manage plans to success.

●	Grow Stran’s overall revenue to surpass $100mm while maintaining relative profitability figures.

●	Limit employee and customer attrition while maximizing revenue growth and attracting new business.

●	Deliver proactive and innovative solutions surrounding structural, operational, sales, marketing, and overall business strategy.

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-33309 - www.stran.com

Compensation: Stran will provide you with an annual base salary of $175,000.00 with the potential for increases in salary and annual bonus based on the successful achievement of both personal and business-related goals as outlined below/attached.

Bonus Structure:

Stran would like to offer you a bonus structure that encompasses both personal goals and overall business goals. After the first 2 years of employment, and each subsequent year, these goals and bonus figures will be reviewed to ensure that proper benchmarks and goals are a benefit to the organization, realistic, attainable, and fair for everyone.

Performance Bonus Structure: Stran has developed a bonus plan that ties directly to the overall sales , profitability, and growth of Stran. Stran expects significant year-over-year growth as our main success benchmark. Should the company achieve the goals as outlined below, you can expect a bonus based on these criteria. These benchmarks and bonus % are based on the current landscape and may be adjusted after 2 years based on changing business factors.

Cash Bonuses: Achieve the following goals OR at the discretion of the CEO and approval by compensation committee – reviewed and paid annually based on fiscal year.

Year 1 Revenue Benchmarks

●	Any TTM revenue of $42mm achieved = 25% of salary

●	Any TTM revenue of $47mm achieved = 50% of salary

●	Any TTM revenue of $52mm achieved = 75% of salary

●	Any TTM revenue of $57mm achieved = 100% of salary

Year 2 Revenue Benchmarks

●	Any TTM revenue of $45mm achieved = 25% of salary

●	Any TTM revenue of $55mm achieved = 50% of salary

●	Any TTM revenue of $65mm achieved = 75% of salary

●	Any TTM revenue of $75mm achieved = 100% of salary

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-33309 - www.stran.com

Stock/Option Bonuses: Achieve the following goals OR at the discretion of the CEO and approval by compensation committee – reviewed and paid annually based on fiscal year. Total available stock/option awards: 125,000 total shares and 125,000 total options within 3 years from start date. Benchmarks and incentives required are detailed below.

Stock/Options Award 1: Condition of employment. Issue 62,500 shares and 62,500 options (at hiring date price).

Vest 1/8 every quarter of employment. Locked up until June, 2022.

Stock Options Award 2: Condition of hitting incentive goals: Issue 40,000 options that are “earned” once each of the benchmarks outlined below are achieved. Earn 40,000 shares that are issued once each of the benchmarks outlined below are achieved.

●	Any TTM revenue of $50mm achieved = 10,000 shares + 10,000 options

●	Any TTM revenue of $60mm achieved = 10,000 shares + 10,000 options

●	Any TTM revenue of $70mm achieved = 10,000 shares + 10,000 options

●	Any TTM revenue of $80mm achieved = 10,000 shares + 10,000 options

Stock Options Award 3: Condition of hitting incentive goals: Issue 22,500 options that are “earned” once each of the benchmarks outlined below are achieved. Earn 22,500 shares that are issued once each of the benchmarks outlined below are achieved.

●	Successfully execute company “rhythm” by setting recurring meetings and tasks = 2,500 shares + 2,500 options

●	Successfully hire and onboard 3 C-level or Executive VP level leaders = 10,000 shares + 10,000 options

●	Successfully create and put in motion business plan and succession plan = 10,000 shares + 10,000 options

Stretch goal: Achieve TTM revenue of $250mm within 3 years while still employed, earn another 100,000 shares in addition to anything listed above.

Any stock options or shares of the Company’s common stock will follow all regulatory and compliance rules including filing a registration statement or restricting the sale or exercise of shares due to SEC. FINRA, Nasdaq or other regulatory requirements.

Non-compete and non-solicitation:

Stran will execute a standard non-disclosure and non-compete agreement with you. That non-compete will allow you to work within the print or promotional industry – except for specific direct competitors that are individually listed in that agreement. In addition, you will agree not to solicit any current or existing clients or customers that were obtained prior to this agreement or obtained during your employment unless given prior approval by Stran for the period specified in the non-compete.

Benefits: Stran offers Medical Care Coverage under an HMO or PPO plan whereby the company contributes 65% of the monthly premium if you choose to participate. Stran provides life insurance and short-term disability as outlined in our benefits package. Stran also offers a Section 125 Flexible Spending Account and elective participation in dental insurance and long-term disability programs. Additionally, you are eligible to participate in the Simple IRA savings plan with a company match of 3% of your annual salary – up to the legal maximum. You will be eligible for these benefits after 3 months of employment and based on the providers requirements.

In addition, you will receive 25 days of paid time off annually – including vacation and sick days. You must receive approval and give at least two weeks’ notice prior to taking time off whenever possible. Stran offers a generous holiday schedule each year. For calendar year 2021 STRAN has 10 paid holidays.

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-33309 - www.stran.com

A performance review of stated goals will take place at 3, 6 and 12 months following your start date.

Working hours will be from 9:00am-5:30pm. Please note that due to the increasing level of growth that our business has been experiencing over the past few years, and as the newest member of our senior management team, it would be expected that additional hours be put in to ensure that all areas under your responsibility are properly tended to. Upon acceptance of this role, you will need to complete the I-9, W-4 and other employee information forms by the first day of work. Also, you will need to read and sign the Stran employee Handbook before the end of you first week of employment.

Please let us know of your decision to accept this offer in writing. Congratulations, we think you will be a great addition to our team and look forward to working with you in your new role and position!

Sincerely,

/s/ Andy Shape
Andy Shape, President and CEO
STRAN and Company, Inc.

I accept this offer:

Name	Date

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-33309 - www.stran.com

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